Exhibit 99.1
ETELECARE GLOBAL SOLUTIONS, INC. TO TERMINATE ITS REGISTRATION OF
SHARES UNDER THE U.S. SECURITIES EXCHANGE ACT OF 1934
     Scottsdale, AZ-MAY 5, 2009- eTelecare Global Solutions, Inc. (“eTelecare”) announced today that it intends to terminate the registration of its common stock, par value two Philippine pesos, represented by American Depositary Shares (the “Shares”) under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
     Pursuant to Rule 12h-6 under the Exchange Act, the Securities and Exchange Commission (the “SEC”) permits a foreign private issuer to terminate the registration of a class of securities under Section 12(g) of the Exchange Act if it meets certain requirements. eTelecare will today file a Form 15F with the SEC to terminate the registration of the Shares. Upon filing Form 15F the Company’s reporting obligations will be immediately suspended and the deregistration will be effective 90 days after the filing.
***
About eTelecare Global Solutions
Founded in 1999, eTelecare Global Solutions is a leading provider of business process outsourcing (BPO) focusing on the complex, voice and non-voice based segment of customer-care services. It provides a range of services, including technical support, customer service, sales, customer retention, chat and email from both onshore and offshore locations. Services are provided from delivery centers in the Philippines, North America, and Latin America. Additional information is available at www.etelecare.com.